Exhibit 99.1

August 24, 2021

Dear Summit Healthcare REIT, Inc. Shareholder:

It is our pleasure to provide you with an update on Summit Healthcare REIT, Inc. (“we” or the “REIT” or “Summit”). If you are receiving this letter by regular mail, enclosed is a statement of your account as of June 30, 2021. If you have elected to receive correspondence from us by email, your statement is available on the investor web portal on our website - www.summithealthcarereit.com.

10-Q FILING

Summit filed its Quarterly Report on Form 10-Q for the period ended June 30, 2021 with the Securities and Exchange Commission on August 12, 2021. You can access the report on our website, www.summithealthcarereit.com, under the Investors tab, SEC filings.

CORONAVIRUS (COVID-19) UPDATE

During the last several months, providers across the U.S. have been administering the Pfizer, Moderna and Johnson & Johnson vaccines to individuals in the battle against the COVID-19 virus. However, recent new mutations of COVID-19, including the Delta variant strain, have surfaced in the U.S. causing cases to spike nationally. It is too early to assess the total effect of the vaccinations on the industry, but it is believed they will help save the lives of those who are most at risk, as well as potentially lessen the operational and financial burden on our facilities and their employees. Nevertheless, the rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact on the demand for senior housing and skilled nursing and presents material uncertainty and risk with respect to our business, operations, financial condition and liquidity.

For the period ended June 30, 2021, two of our tenants experienced a material adverse effect on their operations related to COVID-19, and that has affected their ability to make their rent payments to us in 2021. In October 2020, under a court order, a receiver assumed the responsibilities of operating and managing the Pennington Gardens facility in Chandler, Arizona. We are currently working with the receiver to improve the operating results at the facility, and during the six-month period ended June 30, 2021, recorded rent payments on a cash basis and wrote off the remaining straight-line rent receivable of $0.4 million. The other tenant that is experiencing operational issues is managing the Sundial Assisted Living facility in Redding, California. As of June 2021, we recorded rent payments on a cash basis and wrote off the remaining straight-line rent receivable of $0.1 million.

Please review our Form 10-Q for the period ended June 30, 2021 filed with the SEC on August 12, 2021 for additional information regarding the risks associated with this pandemic and its impact on us. We will continue to monitor the impact on our business as well as proactively work with our tenants and partners through this difficult time.

CASH FLOW FROM OPERATIONS AND FUNDS FROM OPERATIONS (“FFO”)

Net cash provided by operating activities was $329,000 for the six months ended June 30, 2021 compared to $910,000 for the six months ended June 30, 2020. FFO per share was ($0.04) for the six months ended June 30, 2021 compared to $0.07 for the same period last year. The decreases in cash flow from operations and FFO are primarily due to the reduced rent payments resulting from COVID-related financial issues from the two tenants mentioned above. FFO is a non-GAAP supplemental financial measure that is widely recognized as a measure of REIT operating performance. We compute FFO in accordance with the definition outlined by the National Association of Real Estate Investment Trusts. For further discussion on cash flows and FFO, please refer to the Form 10-Q for the period ended June 30, 2021.

SALE OF INDIANA PORTFOLIO JV INTEREST

Summit sold its interest in 14 skilled nursing/assisted living facilities throughout Indiana effective June 12, 2021. The facilities consisted of a total of over 1,100 licensed beds. This investment generated a 19.1% internal rate of return (IRR) for Summit.

CALIFORNIA PORTFOLIO ACQUISITION

On July 2, 2021, Summit acquired a 100% interest in three (3) skilled nursing facilities consisting of a total of 191 licensed beds located in San Bernardino County, California. The portfolio includes Yucaipa Hills Post-Acute, a 22,012 sq. ft. facility with 82 licensed beds located in Yucaipa; Creekside Post-Acute, a 15,953 sq. ft. facility with 59 licensed beds located in Yucaipa, and University Post-Acute, an 11,014 sq. ft. facility with 50 licensed beds located in Mentone. The facilities, acquired for a total purchase price of $20,055,000, are currently leased to Rockwell Healthcare LLC as operator on a triple net lease basis.

Yucaipa Hills Post-Acute	Creekside Post-Acute

ANNUAL STOCKHOLDERS MEETING

Summit has scheduled its 2021 Annual Meeting of Stockholders for later this year on November 9, 2021 at 10:00am PST. The annual meeting will be held at our corporate offices located at 2 South Pointe Drive, Suite #100, Lake Forest, CA 92630. Any changes will be announced in the Proxy Statement that will be mailed to you.

PORTFOLIO

Including our most recent California acquisition described above, Summit currently has ownership interests in 46 senior housing facilities totaling 4,397 beds across 13 states as follows: 100% ownership of six properties, a 95% interest in four properties, a 35% interest in two properties, a 20% interest in two properties, and a 10% interest in 32 properties. We will continue to endeavor to raise institutional third-party capital to make acquisitions that we believe are accretive to shareholder value, as well as consider other potential strategic options that we believe would be in the best interests of our shareholders.

Please review all our filings with the SEC for more information. If you have any questions, please contact your financial advisor, our investor services and transfer agent team at Computershare at (888) 522-1771, or our Senior Vice President, Chris Kavanagh at (949) 535-1988. As always, thank you for your continued confidence and support. Be well and stay healthy!

Sincerely,

Elizabeth A. Pagliarini

Chief Operating Officer & Chief Financial Officer

This letter contains forward-looking statements relating to the business and financial outlook of Summit Healthcare REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Summit Healthcare REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2020 and quarterly report for the periods ended March 31, 2021 and June 30, 2021. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.